Sheet1

MuniYield California Insured Fund, Inc.
File Number: 811-6692
CIK Number: 888410
For the Period Ending: 04/30/2002

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended April 30,2002

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/25/2002	$ 500	Cal Hsg Fin Agy Rev/Dly	5.00%	02/01/2035

Last Updated on 06/27/2002
By Karen Lang